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                                                                     EXHIBIT 4.1

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THE COMPANY) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

No. 1999-1                                              WARRANT TO PURCHASE
ISSUED:  June 1, 1999                                   UP TO 100,000 SHARES OF
VOID AFTER: March 22, 2002                              COMMON STOCK, BASED ON
                                                        A VESTING SCHEDULE


                            OSTEX INTERNATIONAL, INC.

                          COMMON STOCK PURCHASE WARRANT


         THIS IS TO CERTIFY that, for value received, Donald & Co. Securities Inc., or registered assigns (the "Holder"), is entitled, at any time or from time to time not later than 5:00 p.m., Pacific Standard Time on March 22, 2002 (the "Expiration Date"), subject to the provisions hereof, to purchase up to One Hundred Thousand (100,000) fully paid and nonassessable shares of the Common Stock, par value of $.01 per share (the "Warrant Stock"), of Ostex International, Inc., a Washington corporation (the "Company"), at the exercise price of $2.00 per share (the "Exercise Price") (such number of shares and the Exercise Price being subject to adjustment as provided herein); provided, however, that Holder may only purchase that number of Warrant Stock in which Holder has vested, based on the vesting schedule described in Section 1.1.

         This Warrant is subject to the following additional terms and conditions:

1.       METHOD OF EXERCISE

         1.1      VESTING SCHEDULE

         This Warrant will vest and become exercisable in twelve (12) equal monthly installments on the twenty-second (22nd) day of each calendar month during the "Vesting Term," i.e., the vesting is at the rate of 8333-1/3 Warrant Shares per month. The Vesting Term begins March 23, 1999 and ends March 22, 2000; provided, however, that in order to vest, Holder must be providing services to the Company pursuant to the Letter Agreement between Holder and the Company, dated March 24, 1999 (the "Letter Agreement"). If the Company terminates Holder's services under the Letter Agreement other than because of a material breach or nonperformance by Holder, Holder will vest in the entire remaining Warrant Shares effective as of the date of termination.


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         1.2      CASH EXERCISE RIGHT

         To the extent vested, this Warrant may be exercised in whole or in part by delivering to the Company at its principal place of business (a) this Warrant certificate, (b) the form of Election to Purchase attached hereto as Exhibit A duly completed and executed by the Holder, and (c) a bank check payable to the Company, in the amount of the Exercise Price multiplied by the number of shares for which this Warrant is being exercised (the "Purchase Price").

2.       DELIVERY OF STOCK CERTIFICATE

         Within twenty (20) days after the exercise of this Warrant (in full or in part), the Company shall issue in the name of and deliver to the Holder (a) a certificate or certificates for the number of fully paid and nonassessable shares of Warrant Stock to which the Holder shall be entitled upon such exercise and (b) a new Warrant of like tenor to purchase up to that number of shares of Warrant Stock, if any, not previously purchased by the Holder. The Holder shall for all purposes be deemed to have become the holder of record of such shares of Warrant Stock on the date on which this Warrant was properly exercised in accordance with Section 1, irrespective of the date of delivery of the certificate or certificates representing the Warrant Stock; provided that, if the date of such exercise is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of record of such shares of Warrant Stock at the close of business on the next succeeding date on which the stock transfer books are open.

3.       RESERVATION OF WARRANT STOCK

         The Company covenants and agrees that the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock of the Company to provide for the exercise of the rights represented by this Warrant.

4.       EXPIRATION

         The Warrant evidenced hereby shall be void and of no effect and all rights hereunder shall cease after 5:00 p.m. Pacific Standard Time on the Expiration Date. All restrictions set forth herein on the shares of stock issued upon exercise of any rights hereunder shall survive such exercise and expiration of the rights granted hereunder.

5.       ADJUSTMENTS TO WARRANT

         5.1      ADJUSTMENT FOR STOCK SPLIT, ETC.

         In case the Company shall issue any shares of its Common Stock as a stock dividend or subdivide the number of outstanding shares of Common Stock into a greater number of shares, then, in either of such cases, the Exercise Price in effect at the time of such action shall be proportionately reduced and the number of shares of Warrant Stock at that time purchasable pursuant to this Warrant shall be proportionately increased; and, conversely, in the event the Company shall contract the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then, in such case, the Exercise Price in effect at the time of such action shall be proportionately increased and the number of shares of Warrant Stock at that time purchasable pursuant to this Warrant shall be proportionately decreased. Any dividend paid or distributed on the Common Stock in stock of any other class of securities convertible into shares of Common Stock shall be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable upon the conversion thereof.


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         5.2      ADJUSTMENT TO NUMBER OF SHARES

         Upon each adjustment in the Exercise Price pursuant to this Section 5, the number of shares of Warrant Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying such number of shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

6.       REORGANIZATION

         Upon a Reorganization (as defined below) of the Company before the Expiration Date, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Common Stock, all Warrant Shares shall vest and become immediately exercisable and a lawful provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant at any time through the Expiration Date, the kind and amount of stock, other securities or assets receivable upon such Reorganization to which a holder of the Warrant Stock issuable upon exercise of this Warrant would have been entitled in such Reorganization if this Warrant had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interest of the Holder after the Reorganization to the end that the provisions of this Warrant (including adjustments of the Exercise Price and the number and type of securities purchasable pursuant to the terms of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares deliverable after that event upon the exercise of this Warrant. For purposes of this Section 6, Reorganization means either of the following: (a) When any "person," as such term is used in sections 13(d) and 14(d) of the Exchange Act (other than a shareholder of the Company on the date of this Warrant, the Company, a Subsidiary or an employee benefit plan of the Company, including any trustee of such plan acting as trustee) becomes, after the date of this Warrant, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

7.       RESTRICTIONS ON TRANSFER

         This Warrant and the Common Stock issuable upon exercise hereof have not been registered under the Securities Act of 1933, as amended, or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving said securities, (b) the Company receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration, or (c) the Company otherwise satisfies itself that such transaction is exempt from registration.

8.       LEGEND

         A legend setting forth or referring to the restrictions stated in
Section 7 shall be placed on this Warrant, any replacement hereof and any certificates representing Common Stock issued pursuant to the exercise of this Warrant, and a stop transfer restriction or order shall be placed on the books of the Company and with any transfer agents against this Warrant and shares of Common Stock until they may be legally sold or otherwise transferred.


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9.       FRACTIONAL SHARES

         No fractional shares shall be issued upon the exercise of the Warrant. In lieu of fractional shares, the Company shall pay the Holder a sum in cash equal to the fair market value of the fractional shares (as determined by the Company's Board of Directors) on the date of exercise. For purposes of this
Section 9,the fair market value of a share of Warrant Stock shall be deemed to be equal to the average of the closing bid and asked prices of the Common Stock as quoted in the Over-the-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market System or on any exchange on which the Common Stock is then listed, whichever is applicable, for the five (5) trading days prior to the date of exercise of this Warrant; provided, however, that if there is no public market for the Common Stock at the time of exercise, then such fair market value shall be determined in good faith by the Board of Directors.

10.      HOLDER AS OWNER

         The Company may deem and treat the Holder at all times as the absolute owner of the Warrant evidenced hereby for all purposes regardless of any notice to the contrary.

11.      NO SHAREHOLDER RIGHT

         This Warrant shall not entitle the Holder hereof to any voting rights or any other rights as a shareholder of the Company, or to any other rights whatsoever except the rights stated herein; and no dividend or interest shall be payable or shall accrue in respect of this Warrant or the shares purchasable hereunder unless, and until, and except to the extent that, this Warrant shall be exercised.

12.      APPLICABLE LAW

         The validity, interpretation and performance of this Warrant shall be governed by the laws of the State of Washington.

13.      DESTRUCTION OF WARRANT

         The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of an affidavit and indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company at its expense will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

14.      NOTICES

         Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered or shall be sent by certified or registered mail, postage prepaid, to the Holder at its address as shown on the books of the Company or to the Company at its principal place of business.

15.      INVESTMENT INTENT

         By accepting this Warrant, the Holder represents that it is acquiring this Warrant for investment and not with a view to, or for sale in connection with, any distribution thereof.

                          [continued on following page]


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16.      REGISTRATION RIGHTS

         The Holder is not entitled to registration rights with respect to this Warrant or the Warrant Stock.

         WITNESS, the signatures of the Company's duly authorized officer.

         Date of Issue: June 1, 1999.

                                 OSTEX INTERNATIONAL, INC.



                                 By: /s/ Thomas A. Bologna
                                 Name:   Thomas A. Bologna
                                         Chairman, President and Chief Executive
                                         Officer


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